EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-163366, 333-150260, 333-142628, 333-135029, 333-125208, 333-121612, 333-115759, 333-110103, 333-108658, 333-105814, 333-102587, 333-64444, 333-64432, 333-60966, 333-51388, 333-42852, 333-38710, 333-37180, 333-92855, 333-73009, 333-52331 and 333-37585) and in the Registration Statements on Form S-8 (Nos. 333-176681, 333-160312, 333-160705, 333-164014, 333-134566, 333-119833, 333-106427, 333-54246 and 333-30345) of Spectrum Pharmaceuticals, Inc. of our report dated March 1, 2010, relating to the financial statements of Allos Therapeutics, Inc, which appear in Allos Therapeutics, Inc’s Annual Report 10K for the year ended December 31, 2011 which is incorporated by reference in the Current Report on Form 8-K/A of Spectrum Pharmaceuticals, Inc. dated November 19, 2012.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

November 16, 2012